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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders of Quest Software, Inc. and subsidiaries:


We consent to the incorporation by reference in this Registration Statement of Quest Software, Inc. on Form S-3 of our report dated February 1, 2000 (except for Note 12 as to which the date is February 11, 2000) relating to the financial statements of Quest Software, Inc. and our report dated February 22, 2000 relating to the financial statements of Foglight Software, Inc. appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
--------------------------------
    Deloitte & Touche LLP


Costa Mesa, California
September 25, 2000